Exhibit 3.4

                                                Office Use Only:

DEAN HELLER                          Certificate of
                                        Amendment
Secretary of State
202 North Carson Street          (PURSUANT TO NRS 78.385 and
Carson City, Nevada 89701-4201             78.390)
(775) 684 5708
------------------------------------------------------------------------
         important: Read attached instructions before completing form.
-------------------------------------------------------------------------------
              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------
           (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -

1. Name of corporation:        Lockwave Technologies, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2. The articles have been amended as follows (provide article numbers, if available):

   See Exhibit A Attached hereto.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 25,125,000 voted in favor
                                                       ---------------
                                                    (approximately 59% of the
4. Officer Signature (Required):                       Issued and Outstanding
                                                       shares of Common Stock)
      /s/ Paul S. Steo
-----------------------------------        ------------------------------------
      Paul S. Steo, President
*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

                                                                      EXHIBIT A

                                    AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                           LOCKWAVE TECHNOLOGIES, INC.

1. Article 1.0 of the Articles of Incorporation of Lockwave Technologies, Inc. (the "Company") is hereby amended in its entirety to read as follows:

     "1.0 NAME

          The name of the corporation Edison Renewables, Inc."

2. Article 4.1 of the Articles of Incorporation of the Company is hereby amended in its entirety to read as follows:

     "4.1. NUMBER

          4.1.1 The aggregate number of shares of stock which the corporation shall have the authority to issue is two hundred twenty million (220,000,000), of which two hundred million (200,000,000) shares shall be designated as Common Stock, with a par value of $.001, and twenty million (20,000,000) shares shall be designated as Preferred Stock, with a par value of $.001.

          4.1.2 The Board of Directors hereby is vested with the authority to provide for the issuance of the Preferred Stock, at any time and from time to time, in one or more series, each of such series to have such voting powers, designations, preferences and relative participating, optional, conversion and other rights, and such qualifications, limitations or restrictions thereon as expressly provided in the resolution or resolutions duly adopted by the Board of Directors providing for the issuance of such shares or series thereof. The authority which hereby is vested in the Board of Directors shall include, but not be limited to, the authority to provide for the following matters relating to each series of the Preferred Stock:

          (i) The designation of any series.

          (ii) The number of shares initially constituting any such series.

          (iii) The increase, and the decrease to a number not less than the number of the outstanding shares of any such series, of the number of shares constituting such series theretofore fixed.

          (iv) The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

          (v) Whether or not the shares of Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

          (vi) The amount payable on the shares of Preferred Stock or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided, however, that the holders of shares ranking senior to other shares shall be entitled to be paid, or to have set apart for payment, not less than the liquidation value of such shares before the holders of shares of the Common Stock or the holders of any other series of Preferred Stock ranking junior to such shares.

          (vii) Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share.

          (viii) Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof.

          (ix) Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof.

          (x) Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price.

          (xi)  Any  other   relative   rights,   preferences,   qualifications,
limitations and restrictions.

     4.1.3 Each two hundred (200) share of Common Stock (the "Old Common Stock") issued and outstanding or held in treasury as of May 2, 2003 (the "Effective Time") shall be reclassified as, and changed into, one (1) share of Common Stock, $.001 par value per share (the "New Common Stock"), without any action by the holder thereof. Stockholders who, at the Effective Time, would own a fraction of a share of New Common Stock shall, in respect of such fractional interest, shall be entitled to receive from the Corporation one (1) share of New Common Stock. Stockholders who hold multiple certificates will have their certificates aggregated and divided by the split ratio. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old

Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled."